Exhibit 99.1

                ADDVANTAGE TECHNOLOGIES GROUP, INC. REPORTS
         MANAGEMENT TO SELL SHARES TO PRIVATE INVESTMENT PARTNERSHIP

     Broken Arrow, Oklahoma, September 29, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) announced today that its majority shareholders, David Chymiak, Chairman of the Board, and Ken Chymiak, President and Chief Executive Officer, have entered into a stock purchase agreement in which they have agreed to sell 500,000 shares of their common stock to Barron Partners, LP, a private investment partnership, for $3.25 per share. Under this agreement, Barron also received options to purchase up to three million additional shares of the common stock owned by these majority shareholders. Option 1 grants Barron the option to purchase an additional one million shares over a period of 15 months at a price of $4.25 per share. Option 2 grants Barron the option to purchase an additional one million shares over a period of 18 months at $5.25 per share. Option 3 grants Barron the option to purchase an additional one million shares over a period of 24 months at $6.25 per share. The Company did not receive any of the proceeds from the sale of the shares and will not receive any of the proceeds from the exercise of any of the options, but will pay the cost of registering the sales for resale by the selling shareholders. The stock purchase agreement restricts Barron's ability to exercise any of its options to the extent that it would result in its ownership exceeding 4.99% of the outstanding common stock of the company, although this restriction can be eliminated by Barron by giving 61 days' advance notice.

     The offer and sale of the shares sold in the transaction and the shares that will be sold upon exercise of any of the options have not been registered under the Securities Act of 1933, as amended, and those shares may not be offered or sold absent registration or an applicable exemption from the applicable federal and state registration requirements. The company does intend to file a registration statement covering the resale of the shares of common stock sold as well as the shares of common stock issuable upon exercise of the options. This press release is not an offer for the sale of any of these securities. Any such offer will be made only pursuant to the proposed registration statement after it has been filed with and declared effective by the Securities and Exchange Commission.

     Ken Chymiak commented, "In addition to providing Dave and me with increased liquidity in our personal estates, we believe that this transaction could ultimately result in a larger public float for the company's shares. If all of the options are exercised, our percentage ownership of the outstanding common stock would decline from the current 79.1% to less than 45%. We believe that an increased public float could result in greater liquidity for the company's public shareholders. This transaction does not indicate a lessening of our involvement with or commitment to the company."

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


Contact:  ADDvantage Technologies Group, Inc., Broken Arrow
          Ken Chymiak    (9l8) 25l-2887
          David Chymiak  (9l8) 25l-2887
          Dee Cooper     (9l8) 25l-9l2l